SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934


Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-69e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Exchange Act Rule 14a-11 or Rule 14a-12

                        TECHNITROL, INC.
---------------------------------------------------------------
          (Name of Registrant as Specified In Its Charter)


---------------------------------------------------------------
            (Name of Person(s) Filing Proxy Statement,
                  if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
[ X ] No fee required
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      ------------------------------------------------------------------------

      2)  Aggregate number of securities to which transaction applies:

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      3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined):

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      4)  Proposed maximum aggregate value of transaction:

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      5)  Total fee paid:

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[  ]  Fee paid previously with preliminary materials.

[  ]  Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:

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

                                TECHNITROL, INC.

                                 --------------

                     Notice of Annual Shareholders Meeting

                                 --------------

                                  May 19, 1999

                                 --------------

     Our annual shareholders meeting will be on Wednesday, May 19, 1999, at 5:00 P.M. in the Meade Room of The Union League of Philadelphia. The Union League is located at 140 South Broad Street, Philadelphia, Pennsylvania. The agenda is:

     1) Elect two directors for a three-year term;

     2) Select KPMG LLP as independent public accountants for 1999; and

     3) Transact any other business brought before the meeting.

     If you were a shareholder on March 5, 1999, you may vote at the meeting.

                                             By order of the board of directors,

                                             /s/ Drew A. Moyer
                                             ----------------------------
                                             Drew A. Moyer
                                             Corporate Secretary

Trevose, Pennsylvania
March 26, 1999

                     Please Vote - Your vote is important.
Please return the enclosed proxy as soon as possible in the envelope provided.

                                TECHNITROL, INC.
                             1210 Northbrook Drive
                                   Suite 385
                               Trevose, PA 19053
                                  215-355-2900

                                 --------------

                                Proxy Statement
                          Annual Shareholders Meeting
                            Wednesday, May 19, 1999

                                 --------------

                                  Introduction

                                 --------------

        This proxy statement is distributed on behalf of our Board of Directors. We are sending it to you to solicit proxies for voting at our 1999 annual meeting. The meeting will be held in the Meade Room of The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania. The meeting is scheduled for Wednesday, May 19, 1999, at 5:00 P.M. If necessary, the meeting may be continued at a later time. This proxy statement, the proxy card and a copy of our annual report have been mailed by March 26, 1999 to our shareholders as of March 5, 1999. Our annual report includes our financial statements for 1998 and 1997.

     You may notice that this proxy statement is written in "plain English." We hope that you will like the new format and find it easier to read. The following section includes answers to questions that are frequently asked about the voting process.

     Q: How many votes can I cast?

     A: Holders of common stock as of March 5, 1999 are entitled to one vote per share on all items at the annual meeting except in the election of directors, which is by cumulative voting.

     Q: What is cumulative voting?

     A: For the election of directors, cumulative voting means that you can multiply the number of votes to which you are entitled by the total number of directors to be elected. You may then cast the whole number of votes among one or more candidates in any proportion.

If you want to vote in person and use cumulative voting for electing directors, you must notify the chairman of the annual meeting before voting.

     Q: How do I vote?

     A: There are two methods. You may attend the meeting and vote in person, or you may complete and mail the proxy card.

     Q: What vote is necessary for action?

     A: In the election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected (two), will be elected. Approval of all other matters require the affirmative vote of a majority of shares represented at the annual meeting.

     Q: How will the proxies be voted?

     A: Proxies signed and received in time will be voted in accordance with your directions. If no direction is made, the shares will be voted for the election of the two nominated directors and for the selection of KPMG LLP. Unless you indicate otherwise on the proxy card, Drew A. Moyer and James M. Papada, III, the proxies, will be able to vote cumulatively for the election of directors. When you grant a proxy, it does not prevent you from voting in person. You may revoke the proxy by notifying our Secretary in writing prior to the vote at the meeting.

     Q: What is a quorum?

     A: A majority of the outstanding common shares represents a quorum. A quorum of common shares is necessary to hold a valid meeting. Shares represented in person or by proxy at the annual meeting will be counted for quorum purposes. Abstentions and broker non-votes are counted as present for establishing a quorum.

     Q: What are broker non-votes?

     A: Broker non-votes are proxies where the broker or nominee does not have discretionary authority to vote shares on the matter. As a result, abstentions and broker non-votes have no effect on the outcome of the vote for the election of directors. They have the same effect as votes against the approval of all other proposals.

     Q: How many shares are outstanding?

     A: There are 16,170,406 shares of common stock entitled to vote at the annual meeting. This was the number of shares outstanding on March 5, 1999. There are no other classes of stock outstanding and entitled to vote.

     Q: Who pays for soliciting the proxies?

     A: We pay the cost of soliciting proxies for the annual meeting, including the cost of preparing, assembling and mailing the notice, proxy card and proxy statement. We may solicit proxies by mail, telephone, facsimile, through brokers and banking institutions, or by our officers and regular employees.

                        Discussion of Matters for Voting
                        --------------------------------

Item 1 - Election of Directors

     There are three classes of directors on the board.

     * J. Barton Harrison and Graham Humes are Class I directors and were nominated for election at this meeting. If elected, their terms will expire in 2002. They were recommended to the board by the nominating committee on January 27, 1999.

     * John E. Burrows, Rajiv L. Gupta and James M. Papada, III are Class II directors whose terms expire in 2000.

     * Stanley E. Basara, Roy E. Hock and Edward M. Mazze are Class III directors whose terms expire in 2001.

     Votes on proxy cards will be cast equally for Mr. Harrison and Mr. Humes, unless you indicate otherwise on the proxy card. However, as noted above, the persons designated as proxies may cumulate their votes. You are permitted to vote cumulatively and may indicate this alternative on the enclosed proxy. Mr. Harrison and Mr. Humes are current directors and we do not expect that either of them will be unable or unwilling to serve as director. If that occurs, the board may nominate another person in place of either one of them.


     The board of directors recommends that you elect J. Barton Harrison and Graham Humes for a term of three years.

Item 2 - Selection of Auditors

     You will be asked to approve KPMG LLP as our independent auditors for 1999. KPMG has told us that it does not have any direct financial interest or any material indirect financial interest in Technitrol or its subsidiaries. During the past three years, KPMG has not had any interest in Technitrol or its subsidiaries except as auditors and tax consultants. The firm also prepared our tax returns. A representative of KPMG will attend the annual meeting to answer your questions. He will have the opportunity to make a statement.

     The board of directors recommends that you approve KPMG LLP as our independent auditors for 1999.

Item 3 - Other Business

     The board does not know of any other matters to come before the meeting. However, if additional matters are presented to the meeting, Drew A. Moyer and James M. Papada, III will vote using what they consider to be their best judgment.

               Persons Owning More than Five Percent of Our Stock
               --------------------------------------------------

     The following table describes persons we know to have beneficial ownership of more than 5% of our common stock at December 31, 1998. Beneficial ownership refers to shares that are held directly or indirectly by the owner. Our information is based on reports filed with the Securities and Exchange Commission by each person listed in the table below. No other classes of stock are outstanding.

Name and Address of           Amount and Nature of           Percent
Beneficial Owner              Beneficial Ownership          of Class
----------------              --------------------          --------

Virginia Frese Palmer         1,940,100 (1)                 12.00%
Palmer Family Trusts          Indirect
7147 Sabino Vista Circle
Tucson, AZ 85750


----------------------
(1) 1,755,092 of these shares are held in the Palmer Family Trust - Survivor's Share and 185,008 of these shares are held in the Palmer Family Trust - Residuary Trust Share. The co-trustees of these two trusts are Virginia Frese Palmer and J. Barton Harrison. Mrs. Palmer and Mr. Harrison share voting power and investment power. Mrs. Palmer is the widow of Gordon Palmer, Jr., one of the company's founders. Mr. Harrison is a director. He disclaims any beneficial interest in these shares.

                     Stock Owned by Directors and Officers
                     -------------------------------------


     The following table describes the beneficial ownership of common stock by the five most highly compensated officers during 1998, all current and nominee directors, and our directors and officers as a group at March 5, 1999:


                                         Amount of                Percent
Name                               Beneficial Ownership(1)       of Class
----                               -----------------------       --------
Stanley E. Basara                       7,262 (2)                     *
John E. Burrows, Jr.                    4,602 (2)                     *
Thomas J. Flakoll                     110,498 (2)                     *
Rajiv L. Gupta                          1,362 (2)                     *
J. Barton Harrison                  2,145,642 (3)                 13.27%
Roy E. Hock                           259,142 (2)                  1.60%
Graham Humes                          104,369 (4)                     *
John L. Kowalski                       24,682 (2)                     *
Edward M. Mazze                         4,962 (2)                     *
Drew A. Moyer                           4,610 (2)                     *
James M. Papada, III                   11,922 (2)                     *
James J. Rafferty, Jr.                105,950 (5)                     *
Albert Thorp, III                       9,253 (2)                     *
Directors and officers as
  a group (16 people)               2,797,308                     17.30%

*  Less than one percent (1%).
(1) Includes shares with restrictions and forfeiture risks under our restricted stock plan. Owners have the same voting and dividend rights as our other shareholders. They do not have the right to sell or transfer the shares. See Note (2) to the summary compensation table on page 11.
(2)  Shares are directly owned by the officer or director.
(3) Includes 113,842 shares directly owned by Mr. Harrison, 91,700 held in an estate for which Mr. Harrison is executor, and 1,940,100 shares held in two trusts. See "Persons Owning More than Five Percent of Our Stock" on page four.
(4) Includes 70,962 shares directly owned by Mr. Humes, 17,407 shares owned by Mr. Humes' spouse, and 16,000 shares owned by a trust for which Mr. Humes' spouse is co-trustee. Mr. Humes disclaims any beneficial interest in the shares owned by his spouse or those shares owned by a trust for which his spouse is co-trustee.
(5) Includes 71,550 shares directly owned by Mr. Rafferty and 34,400 shares held by Mr. Rafferty's spouse. Mr. Rafferty disclaims any beneficial interest in the shares held by his spouse.

                        Directors and Executive Officers
                        --------------------------------

Identification and Business Experience

     The following table describes each person nominated for election to the board, each director whose term will continue after the annual meeting, and the executive officers. Our executive officers are appointed to their offices annually.

Name                     Age   Position
----                     ---   --------
Stanley E. Basara        65    Director
John E. Burrows, Jr.     51    Director
Rajiv L. Gupta .         53    Director
Thomas J. Flakoll (1)    54    Director, Chief Executive Officer and President
J. Barton Harrison       69    Director
Roy E. Hock              69    Director
Graham Humes             66    Director
John L. Kowalski         55    Vice President
David W. Lacey           54    Vice President of Human Resources
Dieter D. Littles        41    Treasurer
Edward M. Mazze          58    Director
Drew A. Moyer            34    Corporate Controller and Secretary
James M. Papada, III     50    Chairman of the Board and Interim Chief Executive
                                 Officer
James J. Rafferty, Jr.   61    Vice President
David J. Stakun .        43    Vice President of Corporate Communications
Albert Thorp, III        44    Vice President - Finance and Chief
                                 Financial Officer

(1) Mr. Flakoll resigned on January 8, 1999 and is no longer a director, officer or employee.

There are no family relationships between any officers or directors. There are no arrangements or understandings between any officers or directors and another person which would provide for the other person to become an officer or director.

     Stanley E. Basara is retired from Panasonic Broadcasting Systems Company, where he was President and Chief Operating Officer. He previously held positions as President of Thomson - CSF Broadcasting and Division Vice President of RCA Broadcast Systems. Mr. Basara was elected a director of Technitrol in 1993.

     John E. Burrows, Jr. is President and Chief Executive Officer of SPI Polyols, a global producer of specialty chemicals. Prior to joining SPI Polyols, he was Vice President-

North America of Quaker Chemical Corporation and was previously employed by FMC Corporation. Mr. Burrows was elected a director of Technitrol in 1994.

     Thomas J. Flakoll was our Chief Executive Officer from October 1995 until his resignation in January 1999. He served as President from March 1994 until January 1999, Vice President from 1985 until 1994, and was General Manager of the Components Division from 1980 until 1990. Mr. Flakoll was a director from 1984 until January 1999.

     Rajiv L. Gupta is Vice Chairman of Rohm and Haas Company. Since joining Rohm and Haas in 1971, he has held various positions of increasing responsibility in finance and strategic planning. He was named to his previous position in 1993 as Vice President and Director, Asia Pacific Region. Mr. Gupta also serves on the board of Airgas Inc. He was elected a Technitrol director in April 1998.

     J. Barton Harrison was our Secretary from 1975 to 1977 and from 1983 to 1995. He is a retired attorney and a director of Steel Plant Equipment Corporation. Mr. Harrison has been a director since 1966.

     Roy E. Hock was our Chairman and Chief Executive Officer from 1976 until his retirement in December 1995. He has been a director since 1967.

     Graham Humes is a principal of Compass Capital Partners, Ltd. He was General Director (CEO) of CARESBAC-St. Petersburg, in St. Petersburg, Russian Federation, from 1993 to 1995. He was Senior Vice President and a director of Legg Mason Wood Walker, Inc. from 1987 to 1993. He is a director of Brunschwig & Fils, Inc., Baltic Cranberry Corporation, and ChemPak S.A. de D.C. Mr. Humes became a director of Technitrol in 1987.

     John L. Kowalski was elected Vice President of Technitrol in 1995. He is President of our Electronic Components Segment and also holds the position of President of our subsidiary, Pulse. Mr. Kowalski was President of the Fil-Mag Group from January 1994 through its consolidation into Pulse in 1995, and he was General Manager of our Components Division from 1990 to 1995. Prior to joining Technitrol, he held various management positions at Honeywell, General Electric and Varian.

     David W. Lacey was appointed Vice President of Human Resources in July 1998. He was Vice President of Human Resources with The Hay Group, Inc. from 1995 to 1998, and was Senior Vice President and Deputy Director Human Resources for First Fidelity Bank from 1992 until 1995. His previous experience included assignments at CIGNA Corporation, Celanese Corporation, American Home Products Corporation and AT&T.

     Dieter D. Littles joined Technitrol and became our Treasurer in 1997. Prior to joining Technitrol, he was a financial consultant to firms in the mid-Atlantic area. Mr. Littles was Director of Cash Management and Treasury at the Franklin Mint in 1995, and held various positions involving risk management and international cash management at Scott Paper from 1989 to 1994.

     Dr. Edward M. Mazze is Dean of the College of Business Administration and holder of the Alfred J. Verrecchia-Hasbro Inc. Leadership Chair in Business at the University of Rhode Island. From 1993 to 1998, he was Dean of The Belk College of Business Administration, The University of North Carolina at Charlotte. Previously, he held similar positions at Temple University and Seton Hall University. Dr. Mazze is an honorary Trustee of Delaware Valley College of Science and Agriculture and a member of the business advisory board of McGettigan Partners and Radiator Specialty Company. He became a director of Technitrol in 1985.

     Drew A. Moyer joined Technitrol in 1989 and became our Corporate Controller in 1995 and also our Secretary in 1996. Mr. Moyer was previously employed by Ernst & Young LLP and is a Certified Public Accountant.

     James M. Papada, III, Chairman of the Board and interim Chief Executive Officer, has been a partner in the law firm of Stradley Ronon Stevens & Young LLP since 1987. The firm is our counsel. He was President and Chief Operating Officer of Hordis Brothers, Inc., a glass fabricator, from 1983 until 1987 and was a partner at Stradley Ronon Stevens & Young LLP prior to joining Hordis Brothers, Inc. Mr. Papada is also a director of Para-Chem Southern, Inc., Computer Technology Associates, Inc., and Glasstech Holding, Inc. He has been a director of Technitrol since 1983, Chairman of the Board since January 1, 1996, and interim Chief Executive Officer since January 8, 1999.

     James J. Rafferty, Jr. is President of our Metallurgical Components Segment and has been President of AMI Doduco, Inc. (previously Advanced Metallurgy, Inc.) from 1976 through 1985 and from 1987 to the present time. He was appointed Vice President of Technitrol in 1984, President in 1985, and Vice President in 1987. Mr. Rafferty was a director of Technitrol from 1984 until 1997.

     David J. Stakun is Vice President, Corporate Communications. Before joining Technitrol in 1997 as Director of Corporate Communications, Mr. Stakun held various communications positions at Sears, Roebuck and Co., Peoples Energy Corporation and Bell Atlantic Corporation. From 1993 until joining Technitrol, he was Director - Corporate and Financial Communications at Bell Atlantic.

     Albert Thorp, III became our Vice President of Finance and Chief Financial Officer in 1995. He joined Technitrol as Corporate Controller in 1989. He held the additional position of Treasurer from May 1995 until March 1997. Mr. Thorp is a Certified Public Accountant.


Committees

     Our board of directors has three standing committees. The members of each committee are non-employee directors. The current members are:

Audit                    Executive Compensation      Nominating
-----                    ----------------------      ----------
Graham Humes, Chairman   John E. Burrows, Chairman   Stanley E. Basara, Chairman
Rajiv L. Gupta           Stanley E. Basara           John E. Burrows
Roy E. Hock              J. Barton Harrison          Edward M. Mazze
Edward M. Mazze

During 1998, the board held six regular and three special meetings. The directors also met informally via telephone conference on three additional occasions. No director attended fewer than 75% of the total board meetings and committee meetings of which the director was a member.

Executive Compensation Committee

     The executive compensation committee:

     * reviews and recommends the broad executive compensation plan and its implementation to the board;

     *  reviews the objectives and performance of our Chief Executive Officer;

     *  reviews our retirement programs and their investment performance; and

     *  undertakes special assignments for the board.


During 1998, the executive compensation committee held three meetings.


Audit Committee

     The main function of the audit committee is to monitor corporate accounting and reporting practices. In addition, the committee:

     *  recommends the independent auditing firm;

     * consults with the independent auditor regarding the plan, scope and cost of audit work;

     * reviews the independent auditors' report and management letter with the independent auditor;

     * consults with the independent auditor regarding the adequacy of internal controls;

     * reviews internal audit reports and the adequacy of the internal audit plan; and

     *  reviews the total insurance program for adequacy.

The review of the auditors' report and management letter includes discussions regarding accounting practices and principles, adjustments and required disclosures. Management is not always present at discussions that the committee has with the independent auditors. During 1998, the audit committee held four meetings.

Nominating Committee

     The nominating committee met three times in 1998. The nominating committee:

     *  establishes the criteria for selecting new directors;

     * identifies potential candidates to fill director positions when they are available;

     * evaluates the qualifications of candidates and makes recommendations to the board; and

     *  recommends a slate of directors for election at the annual meeting.

     The committee will not consider nominees recommended by shareholders. However, you may nominate persons to serve as directors at the annual meeting. The committee, together with the board, is responsible for evaluating board performance.

Executive Compensation

     The following table describes the compensation of our Chief Executive Officer and the other four most highly compensated executive officers for services in all capacities of Technitrol and our subsidiary companies.

                           Summary Compensation Table
--------------------------------------------------------------------------------
                                                      Long-Term
                                 Annual             Compensation -    All Other
                              Compensation        Restricted Stock  Compensation
                                  (1)                Plan Awards         (4)
                      --------------------------- -----------------  -----------
Name and Principal      Fiscal
Position                Year    Salary     Bonus   Shares    Value
                                                    (2)       (3)
--------------------------------------------------------------------------------
Thomas J. Flakoll,      1998   $348,000 $150,000       0    $     0   $24,860
Chief Executive         1997    290,100  190,000   1,850     66,716     2,896
Officer and             1996    243,100  140,000   2,000     44,250    12,286
President (5)
--------------------------------------------------------------------------------
John L. Kowalski,       1998    245,000  150,000   1,650     37,641    28,970
Vice President          1997    218,000  131,000   1,230     44,357     6,460
                        1996    196,900  111,000   1,660     36,728    37,403
--------------------------------------------------------------------------------
James J. Rafferty, Jr., 1998    233,000  100,000   1,500     34,219    24,544
Vice President          1997    210,000  122,000   1,190     42,914     2,479
                        1996    164,500   76,000   1,220     26,993    11,888
--------------------------------------------------------------------------------
Albert Thorp, III,      1998    175,000   80,000     800     18,250     9,928
Vice President and      1997    140,000   60,000     600     21,638    12,433
Chief Financial         1996    120,000   50,000     730     16,151     7,291
Officer
--------------------------------------------------------------------------------
Drew A. Moyer,          1998    135,000   55,000     600     13,688     5,058
Corporate               1997    105,000   45,000     450     16,228     4,553
Controller and          1996     85,000   34,000     500     11,063     1,483
Secretary
--------------------------------------------------------------------------------

(1) None of the five officers received other annual compensation exceeding the lesser of $50,000 or 10% of salary and bonus during the years 1996, 1997 and 1998.

(2) At December 31, 1998, the total shares held under the restricted stock plans and the value of those shares were:

                                 Shares       Value
                                 ------       -----
         Mr. Flakoll             14,730     $469,519
         Mr. Kowalski            12,090      385,369
         Mr. Rafferty            11,750      374,531
         Mr. Thorp                4,530      144,394
         Mr. Moyer                2,550       81,281

     Dividends are paid on shares held under the restricted stock plans at the same rate paid to all shareholders.

(3) The value of restricted stock was calculated by multiplying the closing market price of our stock on the New York Stock Exchange on the date of grant by the number of shares awarded.

(4) Amounts include cash received upon vesting of restricted stock plan awards, Technitrol's contribution under 401(k) Retirement Savings Plans, and term life insurance premiums paid. The detailed amounts for 1998 are shown below:
                            Cash under
                     Restricted Stock Plans   401(k) Plan    Term Life Insurance
                     ----------------------   -----------    -------------------
     Mr. Flakoll             $21,760           $2,524               $576
     Mr. Kowalski             21,760            6,400                810
     Mr. Rafferty             21,760            2,400                384
     Mr. Thorp                 6,528            2,632                768
     Mr. Moyer                 2,176            2,114                768

(5) Mr. Flakoll resigned from the Company on January 8, 1999 and is no longer a director or employee. In connection with Mr. Flakoll's resignation, we agreed on a severance and release arrangement with him. We will pay him $400,000 for the year following the date of his resignation. During this time, he will be available to us on an advisory basis. The executive compensation committee also accelerated the vesting of Mr. Flakoll's restricted stock awards so that his awards will vest in quarterly amounts by January 31, 2000.


Retirement Plan

     We have a defined benefit pension plan for employees who are not covered by a subsidiary's defined contribution plan or collectively bargained retirement benefits. We generally make annual contributions to the plan based upon actuarial calculations and the salary of each participant. The following table describes the approximate annual benefits that an employee receives upon retirement. The amounts received depend on the employee's final average salary and years of credited service. The benefits are not subject to any reduction for Social Security or other amounts. The following information assumes that the person retires at age 65 or older and selects a single life annuity payment:

                                     Years of Credited Service
                        ----------------------------------------------------
      Final Average
        Salary          15 Years  20 Years   25 Years   30 Years    35 Years
        ------          --------  --------   --------   --------    --------
        $100,000        $20,300    $27,000    $33,700    $40,500    $40,500
         150,000         31,800     42,400     53,000     63,600     63,600
         200,000         43,400     57,800     72,300     86,700     86,700
         250,000         54,900     73,200     91,500    109,800    109,800
         300,000         66,500     88,700    110,800    133,000    133,000
         400,000         89,600    119,500    149,300    179,200    179,200
         500,000        112,800    150,300    187,900    225,500    225,500

     The officers named above who participate in the plan and their years of credited service are as follows:

                 Officers          Years of Credited Service
                 --------          -------------------------
                 Mr. Flakoll                  18
                 Mr. Rafferty                 23
                 Mr. Thorp                     9
                 Mr. Moyer                     9

     On January 1, 1994, we adopted a supplemental retirement plan to supplement the benefits of any employee whose benefits are limited by law. In 1998, the law limited benefits under qualified plans to $160,000. The benefits of the supplemental plan are included in the table above. The amount of the annual salaries covered by this supplemental plan in 1998 were:


                 Mr. Flakoll        $188,000
                 Mr. Rafferty       $ 73,000
                 Mr. Thorp          $ 15,000

Restricted Stock

     Our directors and shareholders approved an Incentive Compensation Plan in 1981. The committee administering the plan can develop and implement forms of incentive compensation for employees. The board then adopted a restricted stock plan under the Incentive Compensation Plan in 1984. The restricted stock plan is designed to enable us to attract and retain qualified employees, and to reward and motivate them by giving them the opportunity to obtain stock. Restricted stock shares are awarded to employees in each operating segment, as well as to executive officers.

     Stock is awarded to employees at no cost to the employees. However, the shares may not be disposed of until a restricted period has ended. The restricted period is five years for shares awarded prior to 1999, and three years for shares awarded in 1999 and subsequent years. During the restricted period prescribed by the Plan, Technitrol retains the shares. If the employee resigns or is terminated for cause before the restricted period ends, the employee does not receive the shares. If the employee becomes totally disabled, dies or has normal retirement occur before the restricted period, the restrictions are released. If an employee elects early retirement or is terminated other than for cause, he or she is entitled to pro rata vesting. The committee may adjust the award.

     When plan shares vest, the employee also receives a cash payment. The cash payment is designed to be the amount necessary to pay federal income taxes on the shares and cash payment. The highest individual federal income tax rate, including surcharge, is used to calculate this amount. If 165% of the market value of the shares on the initial award date is less than the amount necessary to pay the federal income tax, the lower amount is used. The cash payment is subject to further review and adjustment by the committee if the payment is insufficient to compensate the employee for income taxes on the shares and cash payment.

     During 1998, the committee issued a total of 5,970 shares of stock to seven officers. During 1998, the total expense of the plan was $1,186,000.

     Our shareholders authorized 1,200,000 shares for use under the Incentive Compensation Plan. At December 31, 1998, 297,945 shares remained available for future grant.

Compensation of Non-employee Directors

     We pay our non-employee directors an annual cash retainer of $16,000. Committee chairmen are paid an additional $2,000. Non-employee directors also receive $2,000 for each board meeting that they attend and $750 for each committee meeting that they attend. In addition, each non-employee director receives a grant of our common stock in May of each year. The 1999 grant will have a market value in May of $20,000. The grants in future years will have a market value at that time of $25,000. The directors are also paid a daily attendance fee of $2,000 at the Spring management meetings. The Chairman of the Board is paid an additional annual retainer of $115,000. The directors may defer all or part of their fees and stock grants. Deferred cash fees accrue interest.

     Our compensation of non-employee directors is based on an extensive review of director compensation paid by companies of similar size to ours. It is designed to be competitive, highly performance-oriented, and linked to your interests as shareholders. Stock grants are taxable to the director when received.

     Stradley Ronon Stevens & Young LLP has been our general legal counsel since 1966. Mr. Papada is a partner of that firm. We paid approximately $802,000 in total fees to Stradley Ronon Stevens & Young LLP during 1998. This amount represented approximately two percent of their gross revenues. In 1999, we plan to retain them for similar services. The transactions with Stradley Ronon Stevens & Young LLP were entered into at arm's length in the ordinary course of business. We believe that the terms and conditions of transactions between Technitrol and Stradley Ronon Stevens & Young LLP are fair and reasonable.

Board Stock Ownership

     In 1996, our directors adopted a number of policies and procedures to strengthen their independence and to improve their ability to maximize the company's value to you as shareholders. These policies include:

     (1) the establishment of a board comprised exclusively of non-employee directors, except for the Chief Executive Officer, and

     (2) the requirement that all directors invest a substantial portion of their fees in our common stock until the market value of their personal investment is $100,000. We believe that $100,000 represents a sufficient interest in the company. To achieve this goal, a director must invest at least one year's total cash director's fees in stock every three years until the $100,000 obligation is satisfied. The policy does not require any further investment after a director's personal investment reaches $100,000 regardless of the fluctuation in share value thereafter. However, directors are encouraged to buy additional shares from time to time as their personal financial position allows. Shares issued under the board of directors stock plan do not count in achieving the ownership obligation of $100,000.

                        Report of Executive Compensation
                        --------------------------------
                       Committee on Compensation Policies
                       ----------------------------------


     The executive compensation committee administers our executive compensation program. All issues regarding executive compensation are submitted to the full board for approval after the committee makes recommendations. Three non-employee directors serve on the committee and they have submitted the following report of our compensation program.

     Compensation Philosophy. The purpose of our executive compensation program is to help us achieve our mission and goals by attracting, motivating, and retaining key executives of high caliber and good potential. We want our pay opportunities to be competitive for average performance and above average for superior performance. Stock bonuses and other variable components of pay are a significant part of compensation. They are based on performance and are not guaranteed.

     Components of Compensation. Our executive compensation program includes base salary, discretionary cash bonuses and restricted stock plan awards. Base salary and potential bonus ranges are determined each year after comparing Technitrol and our operating segments with surveys of other similar manufacturing companies. We rely principally on data accumulated and published by Watson Wyatt Worldwide, a consulting firm of compensation specialists. We want to achieve a balance between short-term and long-term objectives. Accordingly, the cash bonus is weighted two-thirds by criteria relating to the current year and one-third by criteria relating to future business considerations. The weighting for stock awards is reversed with the emphasis on longer-term business development and strategic plans.

Administration in 1998:

     Salaries. To determine 1998 executive officer salaries, we began by considering the existing salary ranges for each position and each officer's relationship to the mid-point of his range. We considered his tenure with the company and years in the current position. A number of salary ranges for 1998 were significantly different from prior years. The salary ranges reflect our recent growth and ranges for positions at similar companies. We then noted each segment's performance against its sales, operating profit and return on employed capital projections. We also considered the personal performance of each senior executive against stated goals and challenges which arose during the year. Finally, we noted the strong operating performance in 1997. For continuing operations, net earnings increased 60.4%, net earnings per diluted share increased 59.3% and return on shareholders' equity was 28.1%. We also considered the fact that the Nortel acquisition was completed in late 1997. We noted that the 1997 total return to shareholders was 57.6%. Officer salary increases averaged 19.8% in 1998.

     In determining Mr. Flakoll's 1998 salary, we considered all of the factors explained above as well as the company's profitability and its prospects for future profitable growth.

     Cash Bonuses. The following criteria are used in determining cash bonuses.

     Current Business Criteria             Future Business Criteria
     -------------------------             ------------------------
     * sales                               * new product/program development
     * profits                             * new market development
     * profits as a percentage of sales    * management succession/development
     * return on employed capital          * acquisitions and similar items
     * cost reduction
     * quality
     * customer service
     * individual performance

The values assigned to each item depend on the business plans and strategic objectives of each segment. They were negotiated at the beginning of 1998. Achievement of most of the criteria is measured by objective historical information and numerical data. Some involve subjective judgments. We as a committee have the authority to modify the results based on Technitrol's overall results and business conditions existing at the time of our decision. Our modifications occur on a uniform basis. The 1998 cash bonuses to executive officers totaled $586,000, or 41.8% of 1998 total executive salaries. Technitrol's financial performance in 1998 was considered in determining the cash bonuses. Net earnings from continuing operations increased 14.5%, net earnings from continuing operations per diluted share increased 14.4% and return on shareholders' equity was 23.4% in 1998. We also noted that 1998 total return to shareholders amounted to 7.1%. This return occurred in a year of high volatility in the stock market and in many industries that we serve. In view of these circumstances, we decided not to modify the cash bonuses as otherwise calculated.

     Stock Awards: Through our restricted stock plan, we motivate management through stock ownership. Our executive officers are shareholders of Technitrol and are thus presumably motivated to act on behalf of all shareholders. The executive officers work to optimize overall company performance. As previously mentioned, the weighting of the performance criteria for stock awards is based mostly on long-term business development and plans. In the Summary Compensation Table, awards are valued at the market price on the date of the grant.

     We based awards on the level of performance attained in 1998. We believe it is in your best interest for us to encourage, promote and reward sound long-term business plans and strategies.

     We considered the following in evaluating Mr. Flakoll's cash bonus as CEO for 1998:


     * Technitrol's overall financial performance in 1998;

     * the extent of progress in assimilating prior acquisitions;

     * the relative performance of each business segment compared to 1997 and our plans;

     * the completion of the acquisitions of FEE, Metales and GTI; and

     * the progress made by Mr. Flakoll in achieving the goals which he established with us in early 1998.

Mr. Flakoll did not receive a stock award for 1998. We believe that Mr. Flakoll's overall compensation was fair and reasonable.

     Compensation Committee,

       John E. Burrows, Chairman
       Stanley E. Basara
       J. Barton Harrison

          Compensation Committee Interlocks and Insider Participation
          -----------------------------------------------------------

     None of the members of the executive compensation committee are currently or were during 1998 employees of Technitrol or any of its subsidiaries. Mr. Harrison was formerly the company's Secretary and he performs pension investment management activities as an independent contractor. He is paid a monthly retainer of $1,000 for these services.

               Comparison of Eleven-Year Cumulative Total Return
               -------------------------------------------------

     The following table and graph compare the growth in value of $100 investments made in Technitrol, the Russell 2000[registered trademark] Index and the Dow Jones Electrical Components & Equipment Industry Group Index over the 11-year period between December 31, 1987 and December 31, 1998.

------------------------------------------------------------------------------------------------------------------------------
                 1987     1988     1989     1990     1991     1992     1993     1994     1995     1996      1997       1998
------------------------------------------------------------------------------------------------------------------------------
Technitrol      $100.00  $151.96  $211.96  $131.41  $158.67  $155.86  $189.12  $262.20  $449.43  $772.57  $1,217.81  $1,304.03
------------------------------------------------------------------------------------------------------------------------------
Russell 2000[registered trademark]
Index           $100.00  $124.89  $145.18  $116.86  $170.68  $202.10  $240.31  $235.93  $303.03  $353.01    $431.95    $420.95
------------------------------------------------------------------------------------------------------------------------------
Dow Jones
 Electrical
 Components &
 Equipment
 Industry
 Group Index    $100.00   $98.73  $125.73  $115.11  $144.63  $144.88  $157.70  $164.20  $214.71  $261.48    $321.00    $376.51
------------------------------------------------------------------------------------------------------------------------------

Assumes $100 was invested on December 31, 1987, and all dividends were reinvested.

                                    [CHART]

                            Shareholders' Proposals
                            -----------------------

     Our Corporate Secretary must receive shareholders' proposals by December 17, 1999 to be included in the proxy statement for our annual meeting in 2000. If we do not receive proposals by February 8, 2000, the proxies that we obtain may be voted in our discretion when the proposal is raised at the annual meeting. We will communicate any change to these dates to our shareholders.

            Section 16 (A) Beneficial Ownership Reporting Compliance
            --------------------------------------------------------

     Section 16 (a) of the Securities Exchange Act of 1934 requires officers and directors and persons who own more than 10 percent of our shares outstanding to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and ten-percent holders must furnish us with copies of all forms that they file.

     Based on a review of the copies of these forms that have been provided to us, or written representation that no forms were required, we believe that there were no late filings in 1998.

                                             By order of the board of directors,


                                             /s/ Drew A. Moyer
                                             --------------------------
                                             Drew A. Moyer
March 26, 1999                               Corporate Secretary

================================================================================
                                REVOCABLE PROXY
                                TECHNITROL, INC.
[X]  Please mark votes
     as in this example

                           1999 Annual Meeting Proxy

                This Proxy is solicited by the Board of Directors

     The person signing below hereby appoints Drew A. Moyer and James M. Papada, III as proxies and attorneys-in-fact. Each has the power of substitution. They are authorized to represent and to vote all the shares of common stock of Technitrol held on the record date of March 5, 1999 by the person signing below. They shall cast the votes as designated below at the annual shareholders meeting to be held on May 19, 1999, or any adjournment thereof.

Please be sure to sign and date this proxy in the box below.       Date

                                     -------------------------------------------

--------------------------------------------------------------------------------
Shareholder sign above                             Co-holder (if any) sign above


     The Board of Directors recommends a vote FOR proposals 1 and 2.

                                       For        With-      For All
                                                  hold       Except
1. ELECTION OF DIRECTORS              [  ]        [  ]        [  ]
   J. Barton Harrison
   Graham Humes

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "Except" and write that individual's name in the space provided below.

--------------------------------------------------------------------------------

                                       For       Against     Abstain
2. Proposal to approve the            [  ]        [  ]        [  ]
   selection of KPMG LLP as
   independent auditors for the
   year ending December 31, 1999.


3. The Proxies are authorized to vote in their discretion on other business that comes before the meeting.

     WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED AS DIRECTED AND IN ACCORDANCE WITH THE PROXY STATEMENT. IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES, "FOR" PROPOSAL 2 AND IN ACCORDANCE WITH THE INSTRUCTIONS OF THE BOARD OF DIRECTORS ON ALL OTHER MATTERS.

     Please sign this proxy exactly as your name appears on this card. When shares are held by joint tenants, both parties should sign. If you are signing as an attorney, trustee, guardian, or in another fiduciary capacity please give your full title. If a corporation must sign, please sign in full corporate name by its President or another authorized officer. If a partnership must sign, please sign in partnership name by authorized person.

================================================================================